Exhibit 10.15

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of December 8, 2025 (the “Effective Date”), between Elizabeth Crowley (the “Executive”) and Celldex Therapeutics, Inc., a Delaware corporation (the “Company”) (collectively, the Executive and the Company shall be referred to as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed by the Company as its Senior Vice President and Chief Product Development Officer pursuant to the terms of an employment agreement dated July 1, 2021 (the “Prior Employment Agreement”);

WHEREAS, as of the Effective Date the Company desires to continue to employ the Executive as its Senior Vice President and Chief Product Development Officer, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive have mutually agreed that, as of the Effective Date, this Agreement shall amend, restate and replace the Prior Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Parties agree as follows:

1.PURPOSE. The Company desires to avail itself of the services of the Executive as Senior Vice President and Chief Product Development Officer, and the Executive desires to provide such services in accordance with the terms of this Agreement. The Parties agree that the duties and obligations expected of the Executive and of the Company are as set forth in this Agreement.

2.EFFECTIVE DATE AND TERM. This Agreement shall be effective, and its term (the “Term”) shall commence as of the Effective Date. The Term shall continue through and until December 31, 2026 (the “Initial Term”), unless terminated sooner as provided by this Agreement or extended by the Parties. The Term shall be automatically renewed for successive periods of one (1) year each (each, a “Renewal Term”), unless either Party gives to the other written notice of intent not to renew at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term (a “Notice of Non-Renewal”).

3.COMPENSATION.

a.Salary. During the Term, the Company shall pay or cause to be paid to the Executive, in installments pursuant to the Company’s payroll practices as in effect from time to time, a base salary at a rate of $498,000 per annum or such greater amount as may from time to time be determined by the Company (the “Base Salary”). The Base Salary shall be reviewed annually in accordance with the Company’s compensation and review policies and, in the sole discretion of the Company, may be increased.

b.Annual Bonus. With respect to each fiscal year of the Company that ends during the Term, the Executive shall be eligible to receive an annual bonus having a target of 45%

of the Executive’s then-current Base Salary (the “Annual Bonus”) (pro-rated for partial years) based upon the Executive’s overall performance of the Executive’s services on behalf of the Company during such fiscal year. The attainment of any applicable performance goals and the amount to be paid in respect of the Annual Bonus shall be determined by the Company’s Chief Executive Officer (“CEO”) in good faith and in accordance with such written goals and policies as may be established from time to time by the Company. The Annual Bonus shall be deemed to have been earned and accrued only upon the formal approval of the Company of the amount of the Annual Bonus following such determination. The Annual Bonus, if any, shall be payable as a lump-sum payment within sixty (60) days immediately following the last day of the applicable fiscal year. The Board of Directors of the Company (the “Board”) may delegate all or any of its obligations under this Agreement to the Compensation and Organization Development Committee of the Board.

c.Expenses. The Company shall reimburse the Executive for any travel, hotel, entertainment and other expenses reasonably incurred by the Executive in furtherance of the Executive’s duties under this Agreement subject to and in accordance with the Company’s applicable travel and expense reimbursement policies in effect from time to time.

d.Employee Benefits. The Executive shall be entitled to participate in any and all employee benefit plans in effect from time to time that are provided generally to employees of the Company (excluding severance plans, if any), and in any executive perquisite programs in effect from time to time that provides benefits to other executives of the Company of comparable stature and with comparable duties and responsibilities, in each case to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. The Company may amend, modify or rescind any employee benefit plan or program and/or change employee contribution amounts to benefit costs without notice in its discretion. The Executive shall, during the Term, be entitled to paid time off in accordance with applicable Company policies in effect from time to time, in addition to public holidays observed by the Company. Pursuant to the Company’s current paid time off policy, the Executive shall be entitled to twenty (20) business days of vacation each year (increasing to twenty-five (25) business days after ten (10) years of service as an employee of the Company (including employment with any subsidiary of the Company)). The Executive shall be entitled to carry any unused vacation days over to the next calendar year. However, in no event will Executive’s accrued but unused vacation exceed forty (40) days.

e.Directors’ and Officers’ Liability Insurance. The Company shall indemnify the Executive to the fullest extent permitted under its by-laws. During the Term, the Company shall acquire and pay for directors’ and officers’ liability insurance coverage for its senior executive officers, and the Executive shall be named as a covered officer under such policy during the Term.

4.DUTIES OF THE EXECUTIVE.

a.Duties. During the Term, the Executive shall hold the title of Senior Vice President and Chief Product Development Officer, shall perform such duties as the Company may reasonably require, and shall use the Executive’s best efforts to carry into effect the directions of the Company’s senior management. The Executive shall report to the CEO or any other officer of the Company that the CEO or Board shall designate from time to time. During the Term, the Executive shall be bound by, and comply fully with, all of the Company’s policies and procedures in place from time to time for employees and, to the extent applicable, officers.

b.Representation. During the Term, the Executive shall well and faithfully serve the Company and use the Executive’s best efforts to promote the interests of the Company. The Executive shall at all times give the Company the full benefit of the Executive’s knowledge, expertise, technical skill and ingenuity in the performance of the Executive’s duties and exercise of the Executive’s powers and authority in the capacity or capacities described in Section 4(a) hereof, as the case may be.

c.Time Devoted by Executive. The Executive agrees to devote substantially all of the Executive’s time and attention during business hours and such additional time and attention as may reasonably be required to perform the Executive’s duties hereunder.

5.RESTRICTIVE COVENANTS.

a.General.  The Executive acknowledges and recognizes the highly competitive nature of the business of the Company, that access to confidential information renders the Executive special and unique within the industry of the Company, and that the Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company during the course of and as a result of the Executive’s employment with the Company.  In light of the foregoing, as a condition of the Executive’s employment by the Company, and in consideration of the Executive’s employment hereunder and the compensation and benefits provided herein, by entering into this Agreement, the Executive agrees to and affirms those obligations under that certain Employee Non-Disclosure Invention Assignment Agreement (“NDIAA”) which is attached hereto as Appendix A and forms a part hereof.

b.Termination.  In the event of the Executive’s termination of employment hereunder for any reason, the NDIAA will continue in effect pursuant to its terms, and, upon the Executive’s termination of employment for any reason, or at any time sooner upon demand, the Executive shall deliver to the Company (and will not keep in the Executive’s possession, recreate, or deliver to anyone else, unless required for any legal or governmental use) any and all Confidential Information (as defined in the NDIAA) and all other documents, materials, information, and property developed by the Executive pursuant to the Executive’s employment hereunder or otherwise belonging to the Company.

6.TERMINATION.

a.Termination for Cause by the Company.

i.This Agreement and the Term may be terminated “for cause” by the Company pursuant to the provisions of this Subsection 6.a. If the Company determines that “cause” exists for termination of the Executive’s employment, written notice thereof must be given to the Executive describing the state of affairs or facts deemed by the Company to constitute such cause. Unless the Company determines that the conduct constituting cause is not curable, the Executive shall have thirty (30) days after receipt of such notice to cure the reason constituting cause and if the Executive does so to the reasonable satisfaction of the Company, the Term shall not be terminated for the cause specified in the notice. During such thirty (30) day period, the Term shall continue and the Executive shall continue to receive the Executive’s full Base Salary, expenses and benefits pursuant to this Agreement. If such cause is not cured to the Company’s reasonable satisfaction within such thirty (30) day period, the Executive may then be immediately terminated by the Company. For purposes of this Agreement, the words “for cause” or “cause” means (i) dishonest statements or acts of the Executive with respect to the Company or any subsidiary or other affiliate of the Company; (ii) the commission by or indictment of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (indictment, for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); or (iii) gross negligence, willful misconduct or insubordination of the Executive with respect to the Company or any subsidiary or other affiliate of the Company.

ii.In the event the Term is terminated by the Company for cause, the Executive’s entire right to salary and benefits hereunder (with the exception of Base Salary and Annual Bonus (if any) earned and accrued but remaining unpaid prior to termination) shall cease upon such termination.

b.	Termination Without Cause by the Company or for Good Reason by the Executive.

i.The Company shall have the right to terminate the Term, at any time, without cause upon ninety (90) days’ written notice to the Executive.

ii.The Executive shall have the right to terminate the Term for good reason on thirty (30) days written notice to the Company. For purposes of this Agreement, the words “for good reason” or “good reason” shall be limited to the following actions by the Company without the Executive’s consent: (a) the assignment to the Executive of any duties or responsibilities that results in a material diminution in the Executive’s position or function; provided, however, that a change in the Executive’s title or reporting relationships shall not provide the basis for a termination with good reason; (b) a relocation of the Executive’s business office to a location more than fifty (50) miles from the location in New Haven, Connecticut at which the Executive is working as of the Effective Date, except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as of the Effective Date; or (c) a material breach by the Company of any provision of this Agreement or any other material agreement between the Executive and the Company concerning the terms and conditions of the Executive’s employment. Such a termination by the Executive for good reason shall not be considered a resignation pursuant to Subsection 6.c.(i).

iii.In the event the Term is terminated pursuant to Subsection 6.b.(i) or 6.b.(ii), or in the event that the Term is terminated at the end of the Initial Term or a Renewal Term in connection with the Company providing the Executive with a Notice of Non-Renewal effective in connection with the expiration of the Initial Term or a Renewal Term, the Company shall pay the Executive as a severance benefit a lump sum cash severance payment in an amount equal to one hundred percent (100%) of the Executive’s then existing annual Base Salary (i.e., twelve (12) months of Base Salary) (the “Severance Payment”) plus Base Salary and Annual Bonus (if any)

earned and accrued but remaining unpaid prior to termination. In addition, if and to the extent the Executive timely elects to continue the Executive’s health insurance employee benefits pursuant to COBRA, then the Company will pay the Executive for a period of eighteen (18 months), commencing with the payroll date on or following the sixty-third (63rd) day after the last day of the Executive’s employment with the Company, subject to the effectiveness of the Release (as defined below) a monthly amount, payable in accordance with the Company’s regular payroll practices, equal to the Company’s applicable COBRA costs in effect as of the date of termination, subject to applicable tax withholdings (the “Supplemental Payments”). The Severance Payment shall be paid within ten (10) days following the effectiveness of the Release (as defined below); provided, however, that if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” to the extent applicable, such payment shall be delayed until the first business day of the seventh month following the Executive’s termination of employment and “separation from service” (within the meaning of Section 409A of the Code). Further, in the event that the Term is terminated pursuant to Section 6.b(i) or Section 6.b(ii), twenty-five percent (25%) of the Executive’s outstanding, unvested options ,restricted stock and/or equity awards shall  become fully and immediately vested. Notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any stock options were granted to the Executive, the Executive shall be entitled to exercise the Executive’s vested equity awards until one (1) year from the date of termination of employment or the expiration of the stated period of the vested equity award, whichever period is the shorter.

iv.Notwithstanding any provision to the contrary contained herein, the Executive shall not be eligible or entitled to receive the Severance Payment, Supplemental Payments or Change in Control Payment (as defined below), as applicable, unless the Executive executes (and does not revoke during any applicable revocation period) and delivers to the Company a separation agreement and release of claims, in such form prepared in good faith by the Company and provided to the Executive to review no later than ten (10) days following the last day of the Executive’s employment with the Company, within fifty five (55) days following the Executive’s last day of employment with the Company (the “Release”). Notwithstanding anything to the contrary contained herein, in the event such fifty five (55)-day period covers more than one calendar year, the Severance Payment shall be paid in the second calendar year (on the first regular pay date of such calendar year following the date that the Release becomes effective and is no longer subject to revocation, unless a later date is required by Section 6.b.(iii) above), regardless of whether the Executive executes and delivers the Release in the first or the second calendar year encompassed in such fifty five (55)-day period.

c.	Resignation by the Executive.

i.The Executive shall have the right to terminate the Term, by way of resignation, upon ninety (90) days’ written notice to the Company. A termination by the Executive for good reason pursuant to Subsection 6.b.(ii) shall not be considered a resignation pursuant to this Subsection 6.c.(i).

ii.In the event the Term is terminated pursuant to Subsection 6.c.(i), the Executive’s entire right to salary and benefits hereunder (with the exception of Base Salary and

Annual Bonus earned and accrued but remaining unpaid prior to termination) shall cease upon such termination.

d.	Termination Upon Change in Control.

i.For the purposes of this Agreement, a “Change in Control” shall mean any of the following events that occurs following the Effective Date:

1.An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) other than in a “Non-Control Acquisition” (as defined below) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, (the “1934 Act”)) which results in such Person first attaining “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of the Company’s then outstanding Voting Securities. For purposes of the foregoing, a “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (ii) the Company or any Subsidiary.

2.The individuals who, as of the date of this Agreement, were members of the Board (the “Incumbent Board”) cease for any reason to constitute at least 66 2/3% of the Board; provided, however, that if the election, or a nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 66 2/3% of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of the proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

3.The consummation of a transaction approved by the Company’s shareholders and involving: (1) a merger, consolidation or reorganization in which the Company is a constituent corporation, unless (i) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization, (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, and (iii) no Person other than (w) the Company, (x) any Subsidiary, (y) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or (z) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifty-one percent (51%) or more of the then outstanding Voting Securities, has Beneficial Ownership of fifty-one percent (51%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a transaction described in clauses (i) and (ii) shall herein be referred to as a “Non-Control Transaction”); (2) a complete liquidation or dissolution of the Company; or (3) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

4.Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of Beneficial Ownership held by any Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding Voting Securities as a result of a repurchase or other acquisition of Voting Securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall occur.

ii. In the event of a termination of the Term pursuant to an event described in Section 6.b. above, that occurs within a period of one (1) year immediately following a Change in Control, then Sections 4.3 and 4.4 of the NDIAA shall not apply, and this Section 6.d. shall apply instead of Section 6.b., and the Company shall provide the Executive the following benefits:

1.Amount: In addition to all compensation for services rendered by Executive to the Company up to the date of termination, the Company shall pay to Executive a single lump-sum payment in an amount equal to (i) twenty-four (24) times Executive’s highest monthly base compensation paid hereunder during the preceding twenty-four (24) month period, plus (ii) one hundred fifty percent (150%) of the highest one (1)-year Annual Bonus actually received by the Executive during the preceding two (2) full fiscal years prior to the date of termination (such aggregate amount the “Change in Control Payment”). The Change in Control Payment shall be paid within ten (10) days following the effectiveness of the Release; provided, however, that if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” to the extent applicable, such payment shall be delayed until the first business day of the seventh month following the Executive’s termination of employment and “separation from service” (within the meaning of Section 409A of the Code).

2.Benefits: In addition to the payment described above, the Company shall provide the Executive with the Supplemental Payments.

3.Acceleration of Options: One hundred (100%) percent of the Executive’s outstanding, unvested options, restricted stock and/or equity awards (“Equity Awards”) shall, immediately prior to the consummation of the Change in Control, become fully and immediately vested to the extent not already so provided under the terms of such Equity Awards; provided, however, that if the acquirer in a Change in Control grants Equity Awards having (in the reasonable opinion of the Board) a value at least equal to the value of Executive’s then-unvested Company Equity Awards, then fifty percent (50%) of the Executive’s outstanding, unvested Company Equity Awards shall become fully and immediately vested immediately prior to the consummation of the Change in Control (and the remaining fifty percent (50%) shall terminate upon the consummation of the Change in Control). Notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any stock options subject to the preceding sentence were granted, the Executive shall be entitled to exercise such Equity Awards until three years from the date of termination of employment or the expiration of the stated period of the Equity Award, whichever period is the shorter.

4.Golden Parachute Payment Provisions: If any payment or benefit the Executive would receive pursuant to a Change in Control from the Company or otherwise (including, without limitation, the acceleration of any Company Equity Awards) (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock options or equity awards; reduction of employee benefits. In the event that acceleration of vesting of stock option or equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock options or equity awards.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations and shall make all determinations relating to the reduction of parachute payments described in the foregoing paragraph. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

e.	Termination for Disability.

i.Should the Executive be absent from work as a result of personal injury, sickness or other disability for any continuous period of time exceeding one hundred eighty (180) days, the Term may be terminated by the Company, upon written notice given to the Executive, because of the Executive’s disability.

ii.In the event the Term is terminated pursuant to Subsection 6.e.(i), the Company shall have no further obligation to the Executive except to pay to the Executive any Base Salary or Annual Bonus earned and accrued but remaining unpaid prior to termination of the Term (and to provide the Executive with the benefits under any disability insurance or disability benefits plan then-maintained by the Company for the Executive’s benefit, in accordance with the terms and conditions of such plan). In addition, notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any stock options were granted, the Executive shall be entitled to exercise any of Executive’s stock options vested as of the final day of the Term until eighteen (18) months from the final day of the Term or the expiration of the stated period of the option, whichever period is the shorter.

f.Termination Upon Death. The Term shall terminate upon the death of the Executive and the Company shall have no further obligation to the Executive or the Executive’s estate except to pay the Executive’s estate any Base Salary or Annual Bonus earned and accrued but remaining unpaid prior to the Executive’s death. In addition, notwithstanding any provisions of the stock option plan or stock option agreement pursuant to which any stock options were granted, the Executive’s estate shall be entitled to exercise any of Executive’s stock options vested as of the final day of the Term until eighteen (18) months from the final day of the Term or the expiration of the stated period of the option, whichever period is the shorter.

7.	MISCELLANEOUS.

a.Notice. Any notice to be given hereunder shall either be delivered personally, sent by nationally recognized overnight courier service (with next business day delivery requested) and/or sent by first class certified mail and regular mail. The address for service on the Company shall be its registered office, and the address for service on the Executive shall be the Executive’s last known place of residence. A notice shall be deemed to have been served as follows:

i.if personally delivered, at the time of delivery;

ii.if sent by overnight courier service, at the end of the next business day; and/or

iii.	if posted, at the expiration of forty-eight (48) hours (ten (10) days if international) after the envelope containing the same was delivered into the custody of the postal authorities.

b.Taxes. Any payments made pursuant to this Agreement shall be subject to any tax or similar withholding requirements under applicable federal, state or local employment or income tax laws or similar statutes or other provisions of law then in effect. This Agreement is intended to comply with the requirements of Section 409A (“Section 409A”) of the Code and the regulations thereunder (including, as applicable, the exemptions and exceptions set forth therein). The payments provided for herein are intended to be exempt from Section 409A and to not constitute “nonqualified deferred compensation” as defined in Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no payment due to the Executive shall be deemed subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. Notwithstanding anything contained herein to the contrary, to the extent any payment under Section 6 hereof is determined to constitute “nonqualified deferred compensation” as defined in Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 6 hereof unless the Executive has incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii) promulgated under Section 409A of the Code. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment made to the Executive pursuant to this Agreement on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation from service shall nonetheless be delayed until the first business day of the seventh month following the Executive’s separation from service. In no event may the Executive, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. The Executive further acknowledges that, while this Agreement is intended to comply with Section 409A, any tax liability incurred by the Executive under Section 409A is solely the responsibility of the Executive.

c.Recoupment of Erroneously Awarded Compensation. In accordance with the Nasdaq Stock Exchange listing standards and the requirements thereunder, the Company has adopted a clawback policy (the “Clawback Policy”). The Executive acknowledges and agrees that as set forth in such Clawback Policy: (i) the Executive shall be bound by and abide by the terms of the Clawback Policy as it currently exists; (ii) the Clawback Policy may be amended or restated from time to time, and the Executive shall be bound by and abide by the terms of the Clawback Policy as it may change over time; (iii) the Executive shall cooperate and shall promptly return any incentive-based compensation that the Company determines is subject to recoupment under the Clawback Policy; and (iv) any incentive-based or other compensation paid to the Executive under any agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required by such law, government regulation or stock exchange listing requirement.

d.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns, provided that neither Party shall assign any of its rights or privileges hereunder without the prior written consent of the other Party except that the Company may assign its rights hereunder to a successor in ownership of all or substantially all the assets of the Company.

e.Severability. Should any part or provision of this Agreement be held unenforceable by a court of competent jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding, unless such enforceability substantially impairs the benefit of the remaining portions of the Agreement.

f.Waiver. No failure or delay on the part of either Party in the exercise of any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any other right of privilege.

g.Captions. The captions used in this Agreement are for convenience only and are not to be used in interpreting the obligations of the Parties under this Agreement.

h.Choice of Law; Jury Trial Waiver. The validity, construction and performance of this Agreement and all matters directly or indirectly arising hereunder shall be governed by the laws of the State of Delaware, without regard to choice of laws provisions, and the Company and the Executive irrevocably consent to the exclusive jurisdiction and venue of the federal and state courts located within Delaware, and courts with appellate jurisdiction therefrom, in connection with any matter based upon or arising out of this Agreement. THE COMPANY AND THE EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

i.Entire Agreement. This Agreement embodies the entire understanding of the Parties as it relates to the subject matter contained herein and as such, supersedes any prior agreement or understanding between the Parties relating to the terms of employment of the Executive (but not any option grant agreement issued by the Company to the Executive), including without limitation the Prior Employment Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless in writing executed by the Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

[signature page follows]

CELLDEX THERAPEUTICS, INC.

By:	/s/ Anthony Marucci
Name:	Anthony Marucci
Title:	President and CEO

EXECUTIVE

/s/ Elizabeth Crowley
Elizabeth Crowley

Appendix A

Employee Non-Disclosure Invention Assignment Agreement

As a condition of the Executive’s employment with Celldex Therapeutics, Inc., a Delaware Corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of the Executive’s employment and the compensation and benefits afforded to the Executive in connection with that employment, the Executive is entering into this Employee Non-Disclosure, Invention Assignment and Restrictive Covenants Agreement (this “NDIAA”).

1.	Representations and Warranties; Covenants.

1.1No Conflict with any Other Agreement or Obligation. The Executive represents and warrants that the Executive is not bound by any agreement or arrangement with or duty to any other person that would conflict with this NDIAA. Except for any obligation described on Exhibit A attached to this NDIAA (if none listed, the Executive represents there are none), the Executive does not have any non-disclosure, confidentiality, non-competition or other similar obligations to any other person concerning proprietary, secret or confidential information that the Executive learned of during any previous engagement, employment or association nor has the Executive had any obligation to assign contributions or inventions of any kind to any other person.  The Executive shall not disclose to the Company or induce the Company to use any proprietary, trade secret or confidential information or material belonging to others.

1.2No Infringement of Third-Party Intellectual Property Rights. The Executive represents and warrants that the Inventions (as defined in Section 3 below) will not infringe any patent, copyright, trade secret or other proprietary right of any third party.

2.	Confidential Information.

2.1Definition of Confidential Information. “Confidential Information” includes, whether or not expressly labeled as confidential, all of the trade secrets, know-how, ideas, business plans, pricing information, the identity of and any information concerning customers or suppliers, computer programs (whether in source code or object code), procedures, processes, strategies, methods, systems, designs, discoveries, inventions, production methods and sources, marketing and sales information, information received from others that the Company is obligated to treat as confidential or proprietary, and any other technical, operating, financial and other business information that has commercial value, relating to the Company, its business, potential business, operations or finances, or the business of the Company’s affiliates or customers, of which the Executive may have acquired or developed knowledge or of which the Executive may in the future acquire or develop knowledge of during my work for the Company, or from the Executive’s colleagues while working for the Company.  The Executive acknowledges that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

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2.2Protection of Confidential Information.

(a)The Executive will use the Confidential Information only in the performance of my duties for the Company.

(b)The Executive will not disclose the Confidential Information, directly or indirectly, at any time during or after the Executive’s employment with the Company except to persons authorized by the Company to receive this information.

(c)The Executive will not use the Confidential Information, directly or indirectly, at any time during or after the Executive’s employment with the Company, for the Executive’s personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company.

(d)The Executive will take all action reasonably necessary to protect the Confidential Information from being disclosed to anyone other than persons authorized by the Company.

(e)The Executive acknowledges that the Executive’s obligation of non-disclosure and non-use of Confidential Information under this NDIAA shall continue until the Executive can document that it is or becomes readily generally available to the public without restriction through no fault of the Executive (including breach of this NDIAA) or, if a court requires a shorter duration, then the maximum time allowable by law will control.

2.3Permitted disclosures. Nothing in this NDIAA shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency. The Executive acknowledges that nothing in this NDIAA prohibits or restricts the Executive from, without notice to the Company, (i) initiating communications directly with or providing information to, responding to an inquiry from, or providing testimony before, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization, or any other federal or state regulatory authority, or (ii) otherwise engaging in activity protected by applicable whistleblower laws. The Executive further acknowledges that pursuant to the Defend Trade Secrets Act, 18 USC Sections 1833(b)(1) and (2): (a)  the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if (i) the Executive make such disclosure in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) the Executive makes such disclosure in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal; and (b) if an individual files a lawsuit for retaliation by an employer for reporting suspected violation of law, the individual may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

2.4Return of Confidential Information. When the Executive’s employment with the Company terminates, for any reason or no reason, or at any time during the Executive’s

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employment upon demand, the Executive will immediately, and without the need for request by the Company: (a) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, Company credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, email messages, recordings, tapes, disks, thumb drives, or other removable information storage devices, hard drives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information, that are in the Executive’s possession or control, whether they were provided to the Executive by the Company or created by the Executive in connection with the Executive’s employment by the Company; and (b) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive possession or control.  The Executive agrees that any social media or other electronic accounts the Executive opens, handles or becomes involved with on the Company’s behalf constitute Company property and the Executive agrees the Executive will provide all access codes, passcodes, and administrator rights to the Company at any time during or after the Executive’s employment on demand.  In the event that the Executive leaves the employ of the Company, the Executive hereby grants consent for the Company to notify the Executive’s new employer about the Executive’s rights and obligations under this NDIAA.

3.	Inventions.

3.1Definition of Inventions. The term “Inventions” includes:

(a)contributions and inventions, discoveries, creations, developments, improvements, works of authorship and ideas (whether or not they are patentable or copyrightable) of any kind that are or were, since the date of commencement of the Executive’s employment with the Company, conceived, created, developed or reduced to practice by the Executive, alone or with others, while employed by the Company that are either:  (i) conceived during regular working hours or at the Executive’s place of work, whether located at Company, affiliate or customer facilities, or at the Executive’s own facilities; or (ii) regardless of whether they are conceived or made during regular working hours or at the Executive’s place of work, are directly or indirectly related to the Company’s business or potential business, result from tasks assigned to the Executive by the Company, or are conceived or made with the use of the Company’s resources, facilities or materials; and

(b)any and all patents, patent applications, copyrights, trade secrets, trademarks, domain names and other intellectual property rights, worldwide, with respect to any of the foregoing.

(c)The term “Inventions” specifically excludes any invention that:  (i)  by law (including, without limitation, the applicable statutory provision for my state of employment set forth in Exhibit C, if any) the Executive cannot be required to assign; or (ii)  inventions the Executive developed entirely on the Executive’s own time without using any Company equipment, supplies, facilities or trade secret information, unless (1) the invention related at the time of conception or reduction to practice of the invention to (x) the Company’s business, or (y) the

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Company’s actual or demonstrably anticipated research or development, or (2) the invention results from any work performed by the Executive for the Company. Nevertheless, if the Executive believes any invention, work of authorship or other matter created by the Executive during the term of the Executive’s employment is not within the definition of Inventions, the Executive will disclose it to the Company so that the Company may make an assessment of whether it falls within the definition of Invention within this NDIAA.

3.2All Inventions are Exclusively the Property of the Company.

(a)The Executive will promptly disclose all Inventions, in full detail, to persons authorized by the Company. The Executive will not disclose any Invention to anyone other than persons authorized by the Company or by law, without the Company’s express prior written instruction to do so.

(b)All Inventions will be deemed “work made for hire” as that term is used in the U.S. Copyright Act and belong solely to the Company from conception. The Executive hereby expressly disclaims all interest in all Inventions.  To the extent that title to any Invention or any materials comprising or including any Invention is found not be a “work made for hire” as a matter of law, the Executive hereby irrevocably assign to the Company all of the Executive’s right, title and interest to that Invention.  At any time during or after the Executive’s employment with the Company that the Company requests, the Executive will sign whatever written documents of assignment are necessary to formally evidence the Executive’s irrevocable assignment to the Company of any Invention.

(c)At all times during or after the Executive’s employment with the Company the Executive will assist the Company in obtaining, perfecting, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Invention, in the United States and in any other country, at the Company’s expense.

(d)In the event that the Company is unable to secure the Executive’s signature on any such document, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on the Executive’s behalf, to sign and file any such document and to do all other lawful acts to further the prosecution, issuance and enforcement of patents, copyrights or other rights or protections with the same force and effect as if the Executive had signed such documents.

(e)To the extent any copyrights are assigned under this NDIAA, the Executive hereby irrevocably waives to the extent permitted by applicable law, any and all claims the Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Inventions and all intellectual property rights therein.

3.3Prior Inventions. The Executive acknowledges that this Section 3 requiring assignment of Inventions to the Company may not apply to any inventions the applicable statutory provision for the Executive’s state of employment set forth in Exhibit C, if any, provides the Executive cannot be required to assign. The Executive acknowledges that the Executive reviewed the applicable state statutory provision, if any, in Exhibit C prior to the Executive’s execution of

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this NDIAA. Nevertheless, the Executive shall comply with the provisions of this Section 3 and disclose any inventions that the Executive believes are not subject to assignment under this NDIAA, pursuant to state law or otherwise, so that the Company may make its assessment. On Exhibit B attached to this NDIAA the Executive has included a complete list, with nonconfidential descriptions, of any inventions, ideas, reports and other creative works that the Executive made or conceived prior to the Executive’s employment with the Company, in each case limited to items that are owned by the Executive or by an entity controlled by the Executive, or items that the Executive or an entity controlled by the Executive may license to others (collectively, the “Prior Inventions”), or, if no such list is attached the Executive represents and warrants that there are no such Prior Inventions.  The Executive intends that the items on that list and only the items on that list shall be excluded from the restrictions set forth in this NDIAA. The Executive will not assert any right, title or interest in or to any invention or claim that the Executive made, conceived or acquired any invention before the Executive’s employment with the Company unless the Executive has specifically identified that invention on the attached Exhibit B. In the event that any Prior Invention is incorporated into or necessary for the use of any Invention, the Executive hereby grants the Company an unrestricted, perpetual, irrevocable, transferable, worldwide, royalty free, paid-up, non-exclusive license, with the right to grant sublicenses through multiple tiers, under all intellectual property and other rights with respect to the Prior Invention, to make, have made, use, sell, offer to sell, import, reproduce, prepare derivative works, distribute, perform, display and otherwise fully exploit, and reproduce the Prior Invention and any products, services, methods, processes, technologies and other items derived from, incorporating or using the Prior Invention, for commercial, internal business and all other purposes.

4.	Restrictive Covenants.

4.1Definitions

(a)“Business Partner” means any of the Company’s customers, clients, members, suppliers, or business partners or relations.

(b)“Competitive Business” means (i) the business of immunology therapies, including without limitation biologic and small molecule treatments that engage the human immune system and directly affect critical pathways for patients with allergic and inflammatory disorders, as well as the business of immunology therapies, including without limitation biologic and small molecule treatments, that target mast cell mediated disorders, and developing and commercializing such therapies for inflammatory and allergic diseases or conditions; or (ii) a person or division or unit of a larger enterprise engaged in the same, similar, or other additional lines of business in which the Company engages or has taken active steps to engage based on discussions or actions taken by or among senior management or the Board of Directors of the Company during the Executive’s employment up to the date of termination of the Executive’s employment hereunder.

(c)“Prohibited Activity” is activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to (i) a person or entity engaged in the same or similar business as the Company, including those engaged in a Competitive Business, or (ii) any

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activity that may require or inevitably require disclosure of trade secrets, proprietary information or Confidential Information.

(d)“Restricted Area means any geographic location (i) where the Executive performed direct, substantive services for any of the Company’s customers, (ii) in which the Executive provided services to the Company, or (iii) where the Executive’s use or disclosure of Confidential Information could disadvantage the Company

(e)“Restricted Period” means the period of employment and twelve months following the termination of employment for any reason.

4.2Obligations During Employment. To protect the legitimate business interests of the Company and in consideration of the Company’s willingness to provide to the Executive access to its Confidential Information, customer relationships and goodwill, the Executive agrees that during the term of employment with the Company, the Executive will not directly or indirectly, whether as employee, owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner or otherwise, (a) do anything to divert or attempt to divert from the Company any business of any kind, including, without limitation, solicit or interfere with any of the Company’s Business Partners with whom the Executive performed direct, substantive services during the Executive’s employment or as to whom the Executive had access to Confidential Information where the Executive’s use or disclosure of Confidential Information could disadvantage the Company, (b) solicit, induce, recruit or encourage any person engaged or employed by the Company to terminate his or her employment or engagement, (c) engage in Prohibited Activity, or (d) become employed by, engage, invest or participate in any Competitive Business, provided, however, that the Executive may own, as a passive investor, publicly-traded securities of any corporation that competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than two percent (2%) of any class of outstanding securities of such corporations.

4.3Post-Employment Non-Solicitation Obligations. To protect the legitimate business interests of the Company and in consideration of the Company’s willingness to provide to the Executive access to its Confidential Information, customer relationships and goodwill, the Executive agrees that during the Restricted Period and in the Restricted Area, the Executive will not directly or indirectly, whether as employee, owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venture partner or otherwise, (a) do anything to divert or attempt to divert from the Company any business of any kind, including, without limitation, solicit or interfere with any of the Company’s Business Partners with whom the Executive performed direct, substantive services during the Executive’s employment or as to whom the Executive had access to Confidential Information where the Executive’s use or disclosure of Confidential Information could disadvantage the Company, or (b) solicit, induce, recruit or encourage any person engaged or employed by the Company who had access to Confidential Information to terminate his or her employment or engagement. This restriction in Section 4.3(a) shall not apply with respect to any Business Partner with whom the Executive can demonstrate the Executive had a pre-existing relationship prior to the Executive’s employment with the Company. THIS SECTION 4.3 SHALL NOT APPLY AS SET FORTH IN, AND/OR SHALL BE LIMITED BY ANY APPLICABLE LIMITATION LISTED ON, EXHIBIT D.

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4.4Post-Employment Non-Competition Obligations. To protect the Company’s legitimate protectable interests in, among other things, the Company’s Confidential Information, customer relationships and goodwill, the Executive agrees that during the Restricted Period and in the Restricted Area, the Executive shall not, directly or indirectly, become employed by, engage with (as a consultant, advisor or otherwise), invest in or otherwise own or participate in any Competitive Business in any capacity in which the Company’s Confidential Information of which the Executive has or gains knowledge or to which the Executive has access during the Executive’s employment would reasonably be considered useful to the competitor or would enable the other third party to become a competitor of the Company; provided, however, that the Executive may own, as a passive investor, publicly-traded securities of any corporation that competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than two percent (2%) of any class of outstanding securities of such corporations. THIS SECTION 4.4 SHALL NOT APPLY AS SET FORTH IN, AND/OR SHALL BE LIMITED BY ANY APPLICABLE LIMITATIONS LISTED ON, EXHIBIT D.

4.5Reformation of Prohibited Terms. Any term contained in this Section 4 shall be deemed modified, blue-penciled, and/or stricken from the NDIAA to the extent necessary if the Executive works in a state where such restriction is prohibited by applicable law.

4.6Covenant of Non-Disparagement. Unless authorized by law, the Executive will not at any time, either during or after the Executive’s employment with the Company, disparage the reputation of the Company, its customers, and/or its or their respective affiliates or any of its or their respective officers, directors, employees or agents. Nothing in this NDIAA shall be deemed to prohibit the Executive from (a) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful or (b) exercising the Executive’s rights under Section 7 of the National Labor Relations Act.

5.	Miscellaneous.

5.1Interpretation and Scope of this NDIAA. Each provision of this NDIAA shall be interpreted on its own. If any provision is held to be unenforceable as written, including but not limited to being too broad as to the period of time, territory, and/or scope, then such provision will nonetheless remain valid and fully effective, but will be considered to be amended so that the period of time, territory, and/or scope set forth will be changed to be the maximum period of time, the largest territory, and/or the broadest scope, as the case may be, that would be found enforceable by such court or arbitrator. In the event that one or more of the provisions contained in this NDIAA shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, then it shall (a) be enforced to the fullest extent permitted under applicable law and (b) such unenforceability shall not affect any other provision of this NDIAA, but this NDIAA shall then be construed as if such unenforceable portion(s) had never been contained herein.

5.2Remedies. The Executive understands and agrees that if the Executive breaches or threatens to breach any of the provisions of this NDIAA the Company would suffer immediate and irreparable harm and that monetary damages would be an inadequate remedy. The Executive agrees that, in the event of the Executive’s breach or threatened breach of any of the provisions of

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this NDIAA, the Company shall have the right to seek relief from a court to restrain the Executive (on a temporary, preliminary and permanent basis) from using or disclosing Company Confidential Information or Inventions or otherwise violating the provisions of this NDIAA, and that any such restraint shall be in addition to (and not instead of) any and all other remedies to which the Company shall be entitled, including money damages. The Company shall not be required to post a bond to secure against an imprudently granted injunction (whether temporary, preliminary or permanent). In addition, and not instead of those rights, the Executive further covenants that the Executive shall be responsible for payment of the fees and expenses of the Company’s attorneys and experts, as well as the Company’s court costs, pertaining to any suit, arbitration, mediation, action or other proceeding, including the costs of any investigation related thereto, arising directly or indirectly out of the Executive’s violation or threatened violation of any of the provisions of this NDIAA.

5.3Reasonableness of Covenants. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the services the Executive provides to the Company are unique, special or extraordinary because of the Executive’s educational background, technical expertise, knowledge of the industry, and relationships with potential clients and vendors related to the Company’s business. The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. The Executive acknowledges and agrees that the restrictions that are set forth in this NDIAA and the location and period of time for which such restrictions apply are reasonable and necessary to protect the Company’s legitimate business interests and shall survive the termination of the Executive’s employment. The Executive further acknowledges that the restrictions contained in this NDIAA will not prevent the Executive from earning a livelihood during the applicable period of restriction.

5.4Governing Law; Jury Waiver; Consent to Jurisdiction. This NDIAA (together with any and all modifications, extensions and amendments of it) and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. For all matters arising directly or indirectly from this NDIAA (“NDIAA Matters”), the Executive hereby (a) irrevocably consents and submits to the sole exclusive jurisdiction of the federal and state courts in Delaware (and of the appropriate appellate courts from any of the foregoing) in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi-legal proceeding directly or indirectly arising out of or relating to any NDIAA Matter (“Proceeding”); provided that a party to this NDIAA shall be entitled to enforce an order or judgment of any such court in any United States or foreign court having jurisdiction over the other party, (b) irrevocably waives, to the fullest extent permitted by law, any objection that the Executive may now or later have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which is brought in any such court has been brought in an inconvenient forum, (c) irrevocably waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) irrevocably waives, to the fullest extent permitted by law, any right to a trial by jury in connection with a Proceeding, (e) covenants that the Executive

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will not, directly or indirectly, commence any Proceeding other than in such courts and (f) agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice as set forth in this NDIAA. NOTWITHSTANDING THE FOREGOING, IF THE EXECUTIVE WORKS IN A STATE THAT REQUIRES THE STATE LAW AND FORUM OF SUCH STATE TO APPLY, THIS NDIAA SHALL BE DEEMED MODIFIED ACCORDINGLY TO INSTEAD REFERENCE SUCH OTHER JURISDICTION.

5.5Entire Agreement; Amendments and Waivers. This NDIAA (including the exhibits attached hereto) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented, or changed and any provision hereof can be waived, only by written instrument signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought. Notwithstanding the foregoing, in the event of any conflict between this NDIAA and any other agreement the Executive has signed or hereafter signs containing terms that are more expansive or otherwise more favorable to the Company, including, without limitation, with respect to scope or duration, the more expansive provisions shall control.

5.6Captions. The captions and section headings in this NDIAA are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this NDIAA.

5.7Counterparts; Binding Effect. This NDIAA may be executed in counterparts by executing the Employment Agreement to which it is an appendix, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same agreement. Except as otherwise expressly provided herein, this NDIAA shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.8Notices. All notices and other communications given or made pursuant to this NDIAA shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to the Executive shall be sent to the Executive at the Executive’s address as set forth in the Company’s records, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section and all notices to the Company shall be provided to the Company’s headquarters, attention CEO.

5.9Electronic Monitoring Notice. The Executive has been advised that, upon the Executive’s hire, any and all telephone conversations or transmissions, electronic mail or transmissions, or internet access or usage by the Executive by any electronic device or system, including but not limited to the use of computer, telephone, wire, radio, or electromagnetic, photo electronic, or photo-optical systems, may be subject to monitoring by the Company at any and all times and by any lawful means.

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5.10Subsequent Employment.  The Executive agrees that if, during the Restricted Period, the Executive accepts an offer of employment from a new employer, the Executive will immediately disclose to the Company in writing the identity of such new employer, the job title of the Executive’s new position, and a general description of services to be rendered to that employer. In addition, the Executive agrees to respond within five (5) days to any written request from the Company for further information concerning the Executive’s work activities sufficient to provide the Company with assurances that the Executive is not violating any of the obligations the Executive has undertaken in this NDIAA.

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